Exhibit 99.1

CONTACTS:

Metro One Telecommunications, Inc.

Duane Fromhart, Chief Financial Officer
(503) 643-9500
Financial Dynamics
Jason Golz (Investors)
(415) 439-4532

FOR IMMEDIATE RELEASE

METRO ONE NAMES GARY E. HENRY AS PRESIDENT AND CEO

PORTLAND, Oregon – June 1, 2006 – Metro One Telecommunications, Inc. (Nasdaq: INFO) today announced that Gary E. Henry, 49, executive vice president, chief operating officer, and secretary of Metro One, has been appointed president and CEO of the Company. Mr. Henry has served Metro One in a variety of operational and management capacities since 1992 and has had an important role in the Company’s recent turnaround efforts. He also served in executive and management positions with Imperial Corporation of America, Inc., a financial institution, prior to joining Metro One. Mr. Henry succeeds James M. Usdan who was appointed interim president and CEO of the Company in October 2005. Mr. Usdan remains a member of the Metro One Board of Directors and will serve as a consultant to the Company until November of 2006.

“As Metro One focuses on re-establishing a strong and profitable presence in the voice-based directory assistance and information services markets, I am excited about this opportunity to lead the Company in its rebuilding efforts,” said Mr. Henry. “Although there remains much to do, we have reached a level of stability at Metro One that makes this transition possible. Our entire team is committed to executing the following objectives: growing our customer base, continuing to reduce the cost of our service delivery, extending our reach into the data services markets and investing in those parts of our business that will strengthen the Company and keep us on the path to profitability. We are intensely focused on achieving these objectives for our shareholders.

“The team has enjoyed working with Mr. Usdan during his time as Interim CEO. We have greatly appreciated his experience, his commitment to the company and the changes he has made to Metro One’s culture. It feels like a different company today compared to last October,” concluded Mr. Henry.

“The transition from Jim Usdan to Gary Henry is a logical move given Mr. Henry’s significant experience with Metro One and his substantial accomplishments as chief operating officer,” said William Rutherford, the Chairman of Metro One’s Board of Directors. “We expect a continuation of the operating improvements that we saw in the first quarter of 2006 and are pleased at the right sizing and service focus changes that the Company has made since the fourth quarter of 2005. We are very pleased with the job that Jim Usdan has done for Metro One and look forward to his continued affiliation with the Company.”

About Metro One Telecommunications:

Metro One Telecommunications, Inc. is a developer and provider of Enhanced Directory Assistance and other enhanced telecom services. The Company operates call centers in the United States. Metro One handled approximately 231 million requests for information in 2005. For more information, visit the Metro One Telecommunications website at www.metro1.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings. The forward-looking statements should be considered in light of these risks and uncertainties.

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